Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2009 Second Quarter Results

  Revenue from European operations, excluding the impact of foreign exchange, increased 18% to $14 million in second quarter 2009 vs. second quarter 2008.
  Cost reduction plans now expected to be approximately $18 million, up from $15 million, in annualized pre-tax savings in fiscal 2009.
  Balance sheet remains debt-free with consolidated cash balance of $31 million.

ST. LOUIS--(BUSINESS WIRE)--July 30, 2009--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today reported results for the 2009 second quarter and first six months.

For the second quarter (13 weeks ended July 4, 2009) the company reported a net loss of $6.0 million, or $0.32 per diluted share, compared to the fiscal 2008 second quarter (13 weeks ended June 28, 2008) net loss of $4.8 million or $0.25 per diluted share. The net loss for the second quarter of fiscal 2009 included $0.1 million, or $0.01 per diluted share charge for the friends 2B made concept closure, and $0.3 million, or $0.02 per diluted share non-cash charge resulting from the allocation of losses related to the company’s minority investment in Ridemakerz, LLC.

For the first six months (26 weeks ended July 4, 2009) the company reported a net loss of $6.8 million, or $0.36 per diluted share, compared to the fiscal 2008 first six months (26 weeks ended June 28, 2008) net income of $1.6 million, or $0.08 per diluted share. The net loss for the first six months of fiscal 2009 included $0.4 million, or $0.02 per diluted share charge for the friends 2B made concept closure, and $0.3 million, or $0.02 per diluted share non-cash charge resulting from the allocation of losses related to the company’s minority investment in Ridemakerz, LLC.

“We ended the second quarter with a strong balance sheet and have expanded our cost containment initiatives, while not losing sight of the unique product, service and experience we bring to our Guests,” said Build-A-Bear Workshop Chairman and Chief Executive Bear Maxine Clark. “While our North American sales continue to be impacted by the economic recession, we have assortment, pricing and marketing strategies in place to increase transactions and customer traffic to our stores, which will be greatly enhanced for the back-to-school season with our first ‘any stuffed animal, plus any hanging outfit, plus any pair of shoes for $29.99’ offer.

“Our brand building initiatives will expand further for holiday as we take Holly and Hal Moose™: Our Uplifting Christmas Adventure, introduced as a book last year, to television. Holly and Hal Moose was one of our most successful holiday promotions and we are excited to broaden this franchise to television with two airings scheduled to debut on ABC Family during the Thanksgiving holiday season. We believe our back-to-school and holiday plans have us poised to improve our brand awareness and sales trends during the remainder of the year.”

The company also reported further progress on plans to maximize positive cash flow in fiscal 2009 through cost savings initiatives now expected to be approximately $18 million in annualized pre-tax savings, up from a prior estimate of $15 million, and capital spending plans that remain on track for expenditures of $9 million, down from $23 million in 2008. The company’s consolidated cash balance was $31 million at the end of the second quarter representing an increase of $15.1 million from the end of the second quarter last year.

Fiscal 2009 Second-Quarter

Total revenues were $82.4 million compared to $94.7 million in the fiscal 2008 second quarter. Consolidated comparable store sales declined 13.9% including an 8.2% increase in Europe and a 17.5% decrease in North America (second quarter comparable store sales are compared to the 13 week period ended July 5, 2008).

Fiscal 2009 second quarter total revenues include net retail sales of $81.3 million, compared to $93.5 million in 2008. Excluding the impact of foreign exchange, net retail sales declined 11.3%.

European operations net retail sales were $14.2 million in the 2009 second quarter, compared to $15.3 million in the 2008 second quarter. Excluding the impact of foreign exchange, European operations net retail sales increased 17.7%. The pre-tax loss from European operations totaled $1.0 million in the 2009 second quarter, compared to a loss of $1.1 million in the 2008 second quarter.

Year-to-date Financial Results

Total revenues were $179.7 million compared to $218.5 million in the fiscal 2008 first six months. Consolidated comparable store sales declined 16.0% including a 7.3% increase in Europe and a 19.2% decrease in North America (first six month comparable store sales are compared to the 26 week period ended July 5, 2008).

Fiscal 2009 first six month total revenues include net retail sales of $177.6 million, compared to $215.3 million in last year’s first six months. Excluding the impact of foreign exchange, net retail sales declined 15.8%.

European operations net retail sales were $28.3 million in the first six months of fiscal 2009, compared to $31.6 million in the first six months of fiscal 2008. Excluding the impact of foreign exchange, European operations net retail sales increased 17.7%. The pre-tax loss from European operations totaled $1.9 million in the 2009 first six months, compared to a loss of $1.3 million in the 2008 first six months.

Stores

Build-A-Bear Workshop ended the 2009 second quarter with 345 company-owned stores – 291 in North America and 54 in Europe. During the 2009 second quarter and first six months, the company opened no new stores, as planned, and closed one store.

During the 2008 second quarter the company opened five new stores – four in North America and one in Europe. During the first six months of 2008, the company opened nine new stores – six in North America and three in Europe.

In fiscal 2009 the company plans to open one new store in Calgary, Alberta and relocate one store in Houston, compared to opening 25 new stores in fiscal 2008.

Other Costs

In the 2009 second quarter the company recorded a net-of-tax charge of $0.1 million or $0.01 per diluted share associated with friends 2B made location closures. The majority of these charges are attributable to construction costs required to reformat locations for return to the landlord. The company announced plans to close the friends 2B made concept, a line of make-your-own dolls and related products in the fiscal 2008 third quarter. The closure plan affects nine friends 2B made locations; five of the nine locations were closed at the end of the 2009 second quarter with the remaining closures to be completed in the 2009 third quarter. Charges associated with this concept closing are identified as ‘store closing’ costs on the consolidated statement of operations included in this press release. The company now expects pretax charges related to the friends 2B made concept of $1.0 - $1.3 million in fiscal 2009, down from a previous estimate of $1.4 to $1.8 million.

In the 2009 second quarter, the company also recorded a non-cash, net-of-tax charge of $0.3 million or $0.02 per diluted share resulting from the allocation of losses related to its investment in Ridemakerz, LLC. Ridemakerz is an early-stage company that has developed an interactive retail concept that allows children and families to build and customize their own personalized cars. As Ridemakerz continues to incur losses, Build-A-Bear Workshop will be required to recognize those losses as non-cash charges up to the amount of the company’s total investment, including receivables, unless additional equity investments are made by other investors. As of July 4, 2009, the company’s investment in Ridemakerz was approximately $7.6 million and outstanding receivables from Ridemakerz were $0.8 million.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EDT today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon EDT today until midnight EDT on August 13, 2009. The telephone replay is available by calling (617) 801-6888. The access code is 95154898.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the leading and only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in 1997, the company currently operates more than 400 Build-A-Bear Workshop® stores worldwide, including company-owned stores in the United States, Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia and Africa. In 2007, the interactive experience was enhanced - all the way to CyBEAR® space - with the launch of buildabearville.com®, the company’s virtual world stuffed with fun. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $468 million in fiscal 2008. For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web sites at www.buildabear.com.

Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 3, 2009, and quarterly report on Form 10-Q for the fiscal quarter ended April 4, 2009, as filed with the SEC, and the following: general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; our consolidated financial results may be significantly affected by changes in foreign currency exchange rates; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; losses incurred by our affiliate Ridemakerz LLC may adversely affect our financial condition and profitability; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to close our friends 2B made concept on terms we currently anticipate; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to realize the anticipated benefits from our company-owned distribution center or our third-party distribution center providers may perform poorly; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory, and the inclusion of France as a company-owned country; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; and we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial Tables Follow)

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	July 4,	% of Total	June 28,	% of Total
	2009	Revenues(1)	2008	Revenues(1)
Revenues:
Net retail sales	$81,307	98.7	$93,468	98.7
Franchise fees	612	0.7	824	0.9
Licensing revenue	485	0.6	403	0.4
Total revenues	82,404	100.0	94,695	100.0
Costs and expenses:
Cost of merchandise sold	54,587	67.1	59,430	63.6
Selling, general and administrative	37,509	45.5	42,174	44.5
Store preopening	17	0.0	622	0.7
Store closing	230	0.3	--	--
Equity losses from investment in affiliate	533	0.6	--	--
Interest expense (income), net	(23)	(0.0)	(179)	(0.2)
Total costs and expenses	92,852	112.7	102,047	107.8
Loss before income taxes	(10,448)	(12.7)	(7,352)	(7.8)
Income tax benefit	(4,479)	(5.4)	(2,561)	(2.7)
Net loss	$(5,969)	(7.2)	$(4,791)	(5.1)

Loss per common share:
Basic	$(0.32)		$(0.25)
Diluted	$(0.32)		$(0.25)
Shares used in computing common per share amounts:
Basic	18,871,415		18,935,410
Diluted	18,871,415		18,935,410

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

(2) Equity losses from investment in affiliate for the 13 weeks ended July 4, 2009 represent the Company's portion of losses of Ridemakerz LLC. Build-A-Bear Workshop holds a minority interest in Ridemakerz, LLC, which is accounted for under the equity method of accounting. Under current agreements, we are the sole member of an equity class that is allocated losses only following the allocation of losses to all other common and preferred equity holders to the extent of their capital contributions

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	July 4,	% of Total	June 28,	% of Total
	2009	Revenue(1)	2008	Revenue(1)
Revenues:
Net retail sales	$177,623	98.8	$215,322	98.5
Franchise fees	1,209	0.7	2,073	0.9
Licensing revenue	914	0.5	1,107	0.5
Total revenues	179,746	100.0	218,502	100.0
Costs and expenses:
Cost of merchandise sold	115,639	65.1	128,169	59.5
Selling, general and administrative	74,427	41.4	87,001	39.8
Store preopening	17	0.0	1,175	0.5
Store closing	731	0.4	--	--
Equity losses from investment in affiliate	533	0.3	--	--
Interest expense (income), net	(47)	(0.0)	(639)	(0.3)
Total costs and expenses	191,300	106.4	215,706	98.7
Income (loss) before income taxes	(11,554)	(6.4)	2,796	1.3
Income tax (benefit) expense	(4,760)	(2.6)	1,194	0.5
Net income (loss)	$(6,794)	(3.8)	$1,602	0.7

Earnings (loss) per common share:
Basic	$(0.36)		$0.08
Diluted	$(0.36)		$0.08
Shares used in computing common per share amounts:
Basic	18,827,665		19,546,596
Diluted	18,827,665		19,637,956

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

(2) Equity losses from investment in affiliate for the 26 weeks ended July 4, 2009 represent the Company's portion of losses of Ridemakerz LLC. Build-A-Bear Workshop holds a minority interest in Ridemakerz, LLC, which is accounted for under the equity method of accounting. Under current agreements, we are the sole member of an equity class that is allocated losses only following the allocation of losses to all other common and preferred equity holders to the extent of their capital contributions

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	July 4,	January 3,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$30,712	$47,000
Inventories	47,766	50,586
Receivables	4,762	8,288
Prepaid expenses and other current assets	19,489	16,151
Deferred tax assets	4,108	3,839
Total current assets	106,837	125,864

Property and equipment, net	112,834	123,193
Goodwill	34,188	30,480
Other intangible assets, net	3,940	3,903
Investment in affiliate	7,554	7,721
Other assets, net	9,285	8,991
Total Assets	$274,638	$300,152

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,035	$37,547
Accrued expenses	6,500	12,593
Gift cards and customer deposits	22,502	29,210
Deferred revenue	7,839	7,634
Total current liabilities	63,876	86,984

Deferred franchise revenue	1,821	2,033
Deferred rent	38,360	41,714
Other liabilities	1,745	1,696

Stockholders' equity:
Common stock, par value $0.01 per share	203	195
Additional paid-in capital	77,789	76,852
Accumulated other comprehensive loss	(5,627)	(12,585)
Retained earnings	96,471	103,263
Total stockholders' equity	168,836	167,725
Total Liabilities and Stockholders' Equity	$274,638	$300,152

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Other financial data:
Gross margin ($)(1)	$26,721	$34,038	$61,985	$87,153
Gross margin (%)(1)	32.9%	36.4%	34.9%	40.5%
Capital expenditures, net(2)	$1,612	$9,003	$3,762	$14,715
Depreciation and amortization	$7,050	$7,241	$14,089	$14,243
Sales over the Internet	$1,730	$1,861	$4,234	$4,869

Store data(3):
Number of company-owned stores at end of period
North America			291	278
Europe			54	52
Total stores			345	330

Number of franchised stores at end of period			61	58

Company-owned store square footage at end of period
North America			847,330	824,574
Europe(4)			77,520	74,796
Total square footage			924,850	899,370

Comparable store sales change (%)(5)(6)
North America	(17.5)%	(20.5)%	(19.2)%	(16.5)%
Europe	8.2%	2.2%	7.3%	8.3%
Consolidated	(13.9)%	(17.9)%	(16.0)%	(13.9)%

(1) Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.

(2) Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.

(3) Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.

(4) Square footage for stores located in Europe is estimated selling square footage.

(5) Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

(6) Comparable store sales percentage changes for 2009 are based on net retail sales as compared to the 13 and 26 week periods ended July 5, 2008.

CONTACT:
Build-A-Bear Workshop, Inc.
Investors:
Molly Salky, 314-423-8000 x5353
or
Media:
Jill Saunders, 314-423-8000 x5293